Loan No. RX1087A

FIRST AMENDMENT TO
MASTER LOAN AGREEMENT
THIS FIRST AMENDMENT TO MASTER LOAN AGREEMENT (this "Amendment") is entered into as of June 15, 2017, between THE CONNECTICUT WATER COMPANY, a Connecticut corporation (the "Company") and CoBANK, ACB, a federally chartered instrumentality of the United States ("CoBank").
BACKGROUND
The Company and CoBank are parties to a Master Loan Agreement dated as of October 29, 2012 (the “MLA”). The parties now desire to amend the MLA.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
SECTION 1.    Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to those terms in the MLA.
SECTION 2.    Amendment.     Section 8(A) of the MLA is hereby amended and restated to read as follows:
(A) Borrowings. Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money, letters of credit, or the deferred purchase price of property or services (including any capital lease), except for: (A) accounts payable to trade creditors incurred in the ordinary course of business; (B) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (C) purchase money indebtedness or capital leases; (D) unsecured indebtedness to CoBank and/or other lenders; and (E) secured indebtedness to other lenders, provided that CoBank is given a pari passu Lien in the collateral; provided, however, that in the case of Subsections (C) through (E) hereof, the Company will, after giving effect thereto, be in compliance with Section 9(A) hereof.

SECTION 3.    Representations and Warranties. To induce CoBank to enter into this Amendment, the Company represents and warrants that: (A) no consent, permission, authorization, order or license of any governmental authority or of any party to any agreement to which the Company is a party or by which it or any of its property may be bound or affected, is necessary in connection with the execution, delivery, performance or enforcement of this Amendment; (B) the Company is in compliance with all of the terms of the Loan Documents, and no Potential Default or Event of Default exists; and (C) this Amendment has been duly authorized, executed and delivered, and creates legal, valid, and binding obligations of the Company which are enforceable in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting the rights of creditors generally. Without limiting (B) above, the Company represents and warrants that it is in compliance with all notice provisions of the MLA, including, without limitation, the requirement to notify CoBank of the commencement of material litigation and of certain environmental matters.
SECTION 4.    Condition Precedent. This Amendment shall not become effective unless CoBank shall have received a consent, in from and content satisfactory to CoBank, from Connecticut Water Service, Inc.
SECTION 5.    Confirmation. Except as amended hereby, the MLA shall remain in full force and effect as written.
SECTION 6.    Counterparts and Electronic Delivery. This Amendment may be executed in counterparts (and by different parties in different counterparts), each of which shall constitute an original, and all of which when taken together shall constitute a single agreement. In addition, this Amendment may be delivered by electronic means.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		THE CONNECTICUT WATER COMPANY
By:	/s/ Christen Spencer	By:	/s/ David Benoit
Name	Christen Spencer	Name	David Benoit
Title:	Assistant Corporate Secretary	Title:	Senior Vice President – Finance and Chief Financial Officer

1